CONSENT RESOLUTION OF DIRECTORS

                              OF

        TINTIC GOLD MINING COMPANY, a Utah corporation

Effective as of and for the Fiscal Year Ending December 31, 2001


     Pursuant to Section 16-10a-821 of the Revised Utah Business Corporation Act, the undersigned directors of Tintic Gold Mining Company, a Utah corporation ("Tintic" or "Company"), hereby unanimously adopt and consent to the following corporate action for purposes of the Company's 2001 fiscal year ended December 31, 2001:

     WHEREAS substantial services have been rendered to the Company by the Company's officers and directors who served as such throughout the fiscal year ended December 31, 2001, all of whom also served as officers and directors of the Company for many years prior thereto and since at least 1994 without having received any compensation;

     WHEREAS substantial services during the fiscal year ended December 31, 2001 have also been rendered to the Company by the Company's legal counsel, John Michael Coombs; and

     WHEREAS the officers and directors believe that it is in the Company's best interest that it adopt a 2002 Stock Option/Stock Issuance Plan for officers, directors, employees and consultants, a form of which is attached hereto and incorporated herein by reference and which is intended to allow the purchase of stock, on an option basis, by such persons upon terms and conditions acceptable to the Company,

     NOW, THEREFORE, in consideration for services rendered the Company during 2001, services that are hereby determined to be valued at three cents ($0.03) per share, IT IS HEREBY RESOLVED THAT the Company issue a total of five hundred thousand (500,000) "restricted" shares of common stock to the following officers and directors, including its corporate counsel, and in the following denominations, such certificates to bear the typical and standard restrictive legend:

       1.    230,000 "restricted" shares to George Christopulos;

       2.    170,000 "restricted" shares to Jack R. Coombs;

       3.    25,000 "restricted" shares to Hugh Coltharp; and

       4.    75,000 "restricted" shares to John Michael Coombs.

     Instead of issuing "restricted" stock to former officer and director Ernest Muth, the Company hereby RESOLVES to pay Mr. Muth $2,000 in cash for services rendered the Company during calendar 2001. This is acceptable to Mr. Muth.
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     IT IS HEREBY FURTHER RESOLVED THAT, in consideration for services rendered and to be rendered in the future, the Company hereby adopts the attached 2002 Stock Option/Stock Issuance Plan allowing for the future issuance of stock to officers, directors, employees and consultants in an amount not to exceed one (1) million shares. Pursuant to such Plan, it is further hereby RESOLVED that the Company be and is specifically authorized to grant stock options to current officers and directors to purchase a total of 250,000 shares of stock at an exercise price of two and one half cents ($0.025) per share for services rendered and to be rendered by them under the Plan and during the 2002 fiscal year. Such options, if and when actually granted by the Company, will be granted pursuant to separately executed Nonqualified Stock Option Agreements, agreements that have not as yet been entered into by and between the Company and any optionee/officer/director.
The option price figure of two and one half cents ($0.025) per share was arrived at on the basis of an estimated book value of the Company of $50,000 as of December 31, 2001. It is not known what the market price of the Company's securities are or would be because, as of December 31, 2001, the Company's securities are not listed for trading on the OTC Bulletin Board and thus, there is no known or other market for the Company's securities. Accordingly, two and one half cents ($0.025) per share, in the judgment of the board and based on an estimate of the Company's book value at year-end, appears to be a fair and reasonable exercise price.

     BE IT FURTHER RESOLVED THAT the Company re-appoint HANSEN BARNETT & MAXWELL as its auditors and that the Company undertake to have Hansen, Barnett & Maxwell complete an audit of the Company's books and records for the fiscal year ended December 31, 2001 and further, that the Company's counsel be directed to prepare its Annual Report on Form 10-KSB to be filed with the Commission with such audited financial statements on or before April 1, 2002, namely, within at least 90 days after the end of said fiscal year.

     IN WITNESS WHEREOF, the undersigned directors of Tintic Gold Mining Company, a Utah corporation, hereby certify that the foregoing Resolution was duly adopted and given effectiveness on the 31st day of December, 2001.

          DATED this 15th day of January, 2002.

                                   /s/George Chirstopulos
                                   ______________________________
                                        George Christopulos, Director


          DATED this 15th day of January, 2002.


                                   /s/Hugh Coltharp
                                   _______________________________
                                   Hugh Coltharp, Director


          DATED this 15th day of January, 2002.


                                   /s/Jack R. Coombs
                                   ______________________________
                                   Jack R. Coombs, Director